Exhibit 10.36

[    ] = Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2; Text Omitted and Filed Separately with the Securities and Exchange Commission

Agreement No. 91-1022A

AMENDMENT TO LICENSE AGREEMENT

This Amendment made effective the 20th day of May, 2004, is by and between the Wisconsin Alumni Research Foundation (hereinafter called “WARF”), having an address at 614 Walnut Street, Madison, Wisconsin 53726; and Vical Incorporated (hereinafter called “Vical”), having an address at 10390 Pacific Center Court, San Diego, CA 92121-4340.

WITNESSETH

WHEREAS, WARF and Vical entered into a License Agreement made effective January 1, 1991 (the “Agreement”); and

WHEREAS, WARF and Vical would each like to amend the Agreement to clarify their rights and obligations under the Agreement as it pertains to the sublicensing activities of Vical.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the Agreement, the parties covenant and agree as follows:

1.             Section 2C of the Agreement is hereby deleted and replaced with the following:

“(i)          WARF hereby grants to Vical the exclusive right to grant sublicenses under this Agreement.  Such sublicense agreements shall be in writing.  Any such sublicense shall fully protect WARF’s income stream, product liability and other rights consistent with the terms of this Agreement, including, without limitation, Section 10.  Such sublicenses under this Agreement shall continue only for as long as this Agreement remains in force, and Vical shall state that fact prominently and unambiguously in any sublicense agreement.  Notwithstanding the foregoing, Vical may grant exclusive sublicenses under this Agreement which extend beyond the termination of this Agreement with the prior written consent of WARF.  Such consent shall not be unreasonably withheld.  Such exclusive sublicenses shall contain terms obligating the sublicensee to WARF and to the terms of this Agreement (including royalty rates, product liability and other rights owing WARF hereunder) as if such sublicensee were Vical in the event of such termination.  During the term of this Agreement, Vical shall have the same responsibility for the activities of a sublicensee as if the activities were directly those of Vical; provided, however, that WARF shall be paid by Vical with regard to the activities of its sublicensee as if those activities were Vical’s at the royalty rate set forth in the chart below:

Royalty Rate to be Paid by Vical to WARF	Royalty Rate Received by Vical from its Sublicensees
[…***…]%	[…***…]%
[…***…]%	[…***…]%
[…***…]%	[…***…]%

(ii)           In addition to the royalties described in Section 2C(i) above, Vical agrees to pay to WARF […***…] percent ([…***…]%) of all monetary fees and consideration received by Vical (including equity, which shall be held in trust to WARF’s benefit pending liquidity and subject to compliance with applicable securities laws, and option exercise fees received upon the exercise of an option to obtain a sublicense under the Licensed Patent) in exchange for rights granted under the Licensed Patents, except for earned royalties as prescribed by Section 2C(i) and the following:

(1)           Payments received solely for the achievement of clinical milestones;

(2)           Payments received as a reimbursement or remittance for the actual documented cost of research and development activities performed by Vical (or its subcontractors) under an agreement with a sublicensee under which Vical (including its subcontractors) is obligated to undertake the research and development and Vical receives specified payment for said research and development activities or the specified payment is made to reimburse Vical for past research and development activities actually performed by Vical (or its subcontractors) specifically on behalf of the sublicense making such payment;

(3)           Payments received as a reimbursement or remittance for the actual documented costs associated with preparing, prosecuting and maintaining the Licensed Patents; and

(4)           Bona fide loans if Vical repays the loan in full.

Notwithstanding the foregoing, Vical shall be obligated to pay to WARF […***…] percent ([…***…]%) of any payments received solely for the achievement of either time-based or combination time-based/clinical milestones (but excluding payments received solely for the achievement of clinical milestones) under (a) any sublicense of rights under the Licensed Patents granted under any new agreement that is entered into by Vical after […***…]; or (b) any amendment of an agreement existing before […***…] that is entered into by Vical after […***…] (subject to the last sentence of paragraph 2 of this Amendment), which amends such agreement to include either time-based or combination time-based/clinical milestones.  Vical shall not owe any payment to WARF with respect to any payments received by Vical solely for the achievement of either time-based or combination time-based/clinical milestones under any agreement existing before […***…], unless an amendment to that agreement as described in subsection (b) of the preceding sentence is entered into by Vical after […***…].

[    ] = Confidential Treatment Requested; Text Filed Separately with the Securities and Exchange Commission

(iii)          Vical shall have the right to include in any sublicenses granted pursuant to this Agreement other technology licensed, developed and/or patented by Vical and not within the Licensed Patents.  In the event of such sublicense, Vical shall make a good faith allocation regarding the percentage of consideration provided under said sublicense attributed to Licensed Patents and that attributed to such other technology.  Within sixty (60) days of execution of said sublicense, or any amendment providing such a sublicense, Vical shall forward to WARF a summary of the technology included under said agreement, a summary of the financial consideration to be paid, and a description of Vical’s proposed allocation.  In the event that WARF desires to challenge any such allocation, Vical shall provide to WARF reasonably available documents in support of Vical’s proposed allocation.  If the parties disagree as to a fair allocation of such consideration, the parties agree that the Chief Executive Officer of Vical and the Managing Director of WARF shall meet and confer in good faith in an attempt to resolve the dispute.  If a dispute remains after thirty (30) days following the initial meeting of such representatives of Vical and WARF, the parties agree to submit the issue to binding arbitration to be conducted in Chicago, Illinois under the auspices of Judicial Arbitration and Mediation Services, Inc. (“JAMS”).  The parties agree that they shall mutually select a single JAMS representative to preside over the arbitration proceeding.  If the parties are unable to agree to the appointment of such representative, then JAMS shall appoint one from its prevailing roster of Chicago based representatives.  The parties agree that the determination of the issues of the dispute and the procedures for resolving the dispute shall be conclusively and finally resolved by the JAMS representative, with the express understanding that the parties desire a very efficient and expeditious resolution.

(iv)          Vical agrees to provide to WARF within sixty (60) days of the execution of each agreement or amendment granting rights under the Licensed Patents a written summary of the financial terms of such agreement or amendment.”

2.             Vical and WARF agree that the foregoing revisions to Section 2C of the Agreement shall apply to (1) agreements and amendments entered into by Vical after […***…], granting new or additional rights under the Licensed Patents; (2) any amendments entered into by Vical after […***…], amending the financial terms associated with any rights granted under the Licensed Patents prior to […***…]; and (3) monetary fees and consideration received by Vical after […***…], in exchange for rights granted under the Licensed Patents prior to […***…].  The parties acknowledge and agree that any consideration received by Vical solely in exchange for its right to co-promote products under the 1991 Merck agreement, as amended, shall not be subject to the revised revenue sharing provisions of Section 2C above.

3.             Section 2 of the Agreement is amended to include the following new Section 2D:

“Vical hereby grants to the University of Wisconsin, and hereby agrees to grant to other academic institutions and other non-profit research institutions upon request, without payment of any initial monetary consideration, a fully paid-up, royalty-free, nontransferable, nonexclusive license to use the inventions of the Licensed Patents for non-commercial research purposes.  As used herein, “non-commercial research purposes” shall specifically exclude research sponsored by a for-profit entity in which such entity

[    ] = Confidential Treatment Requested; Text Filed Separately with the Securities and Exchange Commission receives rights, direct or indirect, actual or contingent, to the results of the research.  For clarification, under no circumstances will Vical be deemed to have granted, or agreed to grant, any license or rights to the Licensed Patents for any commercial purposes to the University of Wisconsin, any academic institution or other non-profit research institution or any other non-profit or for-profit person or entity under this Agreement.”

4.             Section 3A of the Agreement is hereby deleted and replaced with the following:

“Vical warrants that it or its sublicensees will diligently pursue commercialization of the inventions of the Licensed Patents.  Within one (1) month following the end of each calendar year until the Date of First Commercial Sale of Products, Vical will provide to WARF a written Development Report summarizing Vical’s product development activities since the last Development Report, and the known and non-confidential development activities of its sublicensees.  Within one (1) month following the end of each calendar year, Vical will provide to WARF a written report summarizing Vical’s sublicensing activities under this Agreement and the sublicensing payments received during the preceding year.  All development activities, strategies and aspects of Product design and the like are entirely at the discretion of Vical and its sublicensees, and Vical and its sublicensees shall rely entirely on their own expertise with respect thereto.  WARF’s review of Vical’s Development Reports and sublicensing reports is solely to verify Vical’s compliance with its obligations under this Agreement.  All Development Reports and sublicensing reports provided to WARF under this Section 3A shall be deemed confidential and maintained in confidence by WARF.”

5.             The first sentence of Section 3E of the Agreement is hereby amended by replacing “Section 3C” with “Sections 2C and 3C”.

6.             Section 8 of the Agreement is hereby deleted and replaced with the following:

“A.          Patent Prosecution.

(i)            WARF hereby grants to Vical the exclusive right to file, prosecute and maintain the Licensed Patents and will provide reasonable cooperation to Vical, at Vical’s expense, in connection with Vical’s exercise of such rights.  Vical shall provide to WARF a copy all significant prosecution actions and correspondence received from and provided to the United States Patent and Trademark Office as part of the filing, prosecution and maintenance of the Licensed Patents.  Vical shall provide such actions and correspondence to WARF within thirty (30) days of their receipt by Vical; provided that any such information shall be kept confidential and made available only to WARF’s patent attorneys, patent agents and WARF employees who work with those patent attorneys and patent agents, in each case who have a need to know such information, unless otherwise agreed by the parties.  WARF shall hold such actions and correspondences in confidence until made public, whether by Vical or through the issuance or publication of the corresponding patent or patent application.

(ii)           WARF and Vical acknowledge that either party may pursue, or be pursuing, patent protection for technologies having some relation to the inventions of the Licensed

Patents, and that under certain patent laws, they may be required to disclose certain aspects of the prosecution history of the Licensed Patents as part of the patent prosecution for such other technologies.  In such event, WARF and Vical shall be entitled to disclose its files pertaining to the Licensed Patents to their respective patent counsel, and the relevant aspects of the prosecution history to the relevant patent office.

B.            Enforcement.

(i)            It is the intent of WARF and Vical to protect the Licensed Patents under this Agreement from infringement and to prosecute infringers or otherwise to act to eliminate infringement when such action may be reasonably necessary, proper and justified.  However, Vical shall retain the sole and final right to decide on the enforcement strategy for the Licensed Patents.

(ii)           Vical shall have the right, in its sole discretion, to bring an action to enforce the Licensed Patents; provided that Vical shall indemnify and defend WARF for any claims, fees, judgments and any reasonable costs and expenses arising out of any action, counteraction or other activities resulting as a consequence of Vical bringing such action, unless WARF decides to join in such action as permitted below.  WARF will provide reasonable cooperation to Vical, at Vical’s expense, in connection with any such action.  WARF shall have the right to join in any action in its sole discretion.  In the event WARF joins an action, WARF and Vical agree to meet to discuss a fair and equitable sharing arrangement of the costs and revenues generated through such action.  If the parties disagree as to a fair allocation, then WARF and Viral will each bear its own expenses in proceeding with such action throughout the course of such action and share any revenues generated through such action pro rata based upon the respective costs borne by each of them.  In such case, after the conclusion of such action (or such earlier time as mutually agreed by WARF and Vical), the parties shall follow the same procedure as set forth in Section 2C(iii) above, starting with the meet and confer step between the Chief Executive Officer of Vical and the Managing Director of WARF, to determine whether a different allocation of costs and any revenues generated through such action is appropriate.  In the event that WARF does not join in any such action, Viral shall be entitled to retain all revenues resulting from a judgment therein.  Any agreement granting rights under the Licensed Patents and entered into as a result of enforcement activities pursuant to this Section 8B shall be deemed to be a sublicense granted pursuant to Section 2C above such that any revenues generated therefrom shall be distributed in accordance with Section 2C.”

7.             Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement shall remain in effect as set forth therein.  In the event that this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment shall supercede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purpose of this Amendment.  Each party hereto represents to the other that it has the full authority to execute, deliver and perform this Amendment in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Carl E. Gulbrandsen	Date: May 20, 2004
Carl E. Gulbrandsen, Managing Director

VICAL INCORPORATED

By:	/s/ Vijay B. Samant by David C. Kaslow, M.D.	Date: May 24, 2004
Vijay B. Samant, President and CEO

By:	/s/ David C. Kaslow
David C. Kaslow, Chief Scientific Officer

Reviewed by WARF’s General Counsel:

/s/ Elizabeth L.R. Donley
Elizabeth L.R. Donley, Esq.

(WARF’s attorney shall not be deemed a signatory to this Agreement.)

WARF Ref. No.: Felgner – P90042US